Exhibit 99.1

Connection® Announces a Special Dividend to Shareholders

MERRIMACK, N.H.--(BUSINESS WIRE)--December 20, 2016--Connection (PC Connection, Inc.; NASDAQ: CNXN), an industry-leading National Technology Solutions Provider of a full range of information solutions to business, government, and education markets, today announced that its Board of Directors declared a special cash dividend of $0.34 per share payable on January 12, 2017, to shareholders of record at the close of business on December 30, 2016. The total amount of the special dividend payment will be approximately $9.0 million based on the current number of shares outstanding. While Connection is pleased to be in a position to pay a special dividend again this year, any declaration of future cash dividends will depend upon its financial position, strategic plans, and general business conditions at the time.

Timothy McGrath, President and Chief Executive Officer said, "As reported, we earned record quarterly revenue and gross profit in the third quarter and generated significant positive cash flow in the nine months ended September 30, 2016. In addition, we completed two acquisitions this year: Softmart, expanding our software and cloud solutions capabilities; and GlobalServe, enhancing our ability to service customers on a global scale, and significantly increased shareholder value. The Company has successfully leveraged its assets and maintained a strong balance sheet. We believe that this special dividend is an additional way to reward shareholders for their support."

About Connection

Connection (www.connection.com; NASDAQ: CNXN) is the combined corporate brand name for PC Connection, Inc., a Fortune 1000 company, along with its subsidiaries PC Connection Sales, GovConnection, and MoreDirect, reflecting the Company’s mission to connect people with technology that enhances growth, elevates productivity, and empowers innovation. Headquartered in Merrimack, NH with offices throughout the United States, the Company continues to deliver custom-configured computer systems overnight from our ISO 9001:2008 certified technical configuration lab at our distribution center in Wilmington, OH. Connection also services international customers through a global alliance with Bechtle AG, an IT provider based in Europe. In addition, the Company has over 2,500 technical certifications to ensure that we can solve the most complex issues of our customers. Investors and media can find more information about Connection at http://ir.connection.com.

Connection—Business Solutions (800.800.5555), (the original business of PC Connection) operating through our PC Connection Sales Corporation subsidiary, is a rapid-response provider of IT products and services serving primarily the small- and medium-sized business sector. It offers more than 300,000 brand-name products through its staff of technically trained sales account managers, publications, and website at www.connection.com/SMB.

Connection—Public Sector Solutions (800.800.0019), our GovConnection, Inc., subsidiary, is a rapid-response provider of IT products and services to federal, state, and local government agencies and educational institutions through specialized account managers, publications, and online at www.connection.com/publicsector.

Connection—Enterprise Solutions (561.237.3300), www.connection.com/enterprise, our MoreDirect, Inc. subsidiary, provides corporate technology buyers with best-in-class IT solutions, in-depth IT supply-chain expertise, and access to over 300,000 products and 1,600 vendors through TRAXX™, a proprietary cloud-based eProcurement system. The team’s engineers, software licensing specialists, and project managers help reduce the cost and complexity of buying hardware, software, and services throughout the entire IT lifecycle.

Connection—Global Solutions (800.328.1319), www.connection.com/global, our recent Softmart acquisition, is a global supplier of technology, tools, and service solutions with more than 34 years of expertise in helping customers simplify software purchasing. As a Microsoft Licensing Solution Provider (LSP), the team offers industry-leading volume software license programs and affiliated license support.

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“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements that are based on currently available information, operating plans, and projections about future events and trends. Forward looking statements may be indicated by terms such as “believe,” “expect,” “intend,” “plan,” “anticipate,” “may,” “will,” or similar terms or variations of such terms, although not all forward-looking statements include such terms. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from those predicted in such forward-looking statements. Such risks and uncertainties, include, but are not limited to, the impact of changes in market demand and the overall level of economic activity and environment, or in the level of business investment in information technology products, competitive products and pricing, product availability and market acceptance, new products, market acceptance of the Company’s new branding, fluctuations in operating results, the ability of the Company to manage personnel levels in response to fluctuations in revenue, the Company’s ability to integrate and leverage the resources of Softmart and GlobalServe, and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2015. The Company assumes no obligation to update the information in this press release or revise any forward-looking statements, whether as a result of any new information, future events, or otherwise, except as required by law.

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CONTACT:
PC Connection, Inc.
Corporate Communications Contact:
Lynn MacKenzie, 603-683-2278
lynn.mackenzie@connection.com
or
Investor Relations Contact:
William Schulze, 603-683-2262
Vice President of Finance
william.schulze@connection.com